Exhibit 27(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-6 of our report dated April 9, 2010 relating to the financial statements of Fidelity Investments Variable Life Account I, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 9, 2010, relating to the financial statements of Fidelity Investments Life Insurance Company, which appears in such Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 27, 2010